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                                                           Exhibit 2(k)(ii)


                                                            PNC BANK

                           NOTICE OF ASSIGNMENT

Re:    All-American Term Trust Inc.; The Emerging Mexico Fund Inc.;
       The France Growth Fund, Inc.; Global High Income Dollar Fund Inc.; Global Small Cap Fund Inc.; The Greater China Fund, Inc.; The India Growth Fund, Inc.; Managed High Yield Plus Fund Inc.; Pain e Webber Premier Insured Municipal Income Fund Inc.; PaineWebber Premier High Incorporate Trust Inc.; PaineWebber Premier Tax-Free Income Fund Inc.; Strategic Global Income Fund Inc.; 2002 Target Term Trust Inc.

       Reference is made to each Transfer Agency Services Agreement ("Agreement") by and between PNC Bank National Association ("PNC Bank") and each of the above referenced entities. The purpose of this notice is to give you 30 days' prior written notice that PNC Bank intends to assign its rights and duties under the Agreement to PNC Bank Corp.'s wholly-owned indirect subsidiary, PFPC Inc., effective December 31, 1998.


                                            Very truly yours,

                                            PNC BANK, N.A.

                                            By: /s/ Robert Pershing
                                               --------------------
                                                    Robert Pershing